Exhibit 24.0
Power of Attorney
     Know all men by these presents, that each person whose signature appears below, hereby constitutes and appoints Andrew H. Beck and Stephen D. Lupton his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the annual report on Form 10-K of AGCO Corporation for the fiscal year ended December 31, 2007 and any or all amendments or supplements thereto, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to the Form 10-K or any amendments or supplements thereto in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Date

/s/ Martin Richenhagen Martin Richenhagen	January 23, 2008
/s/ P. George Benson P. George Benson	January 23, 2008
/s/ Herman Cain Herman Cain	January 22, 2008
/s/ Wolfgang Deml Wolfgang Deml	January 23, 2008
/s/ Francisco R. Gros Francisco R. Gros	January 22, 2008
/s/ Gerald B. Johanneson Gerald B. Johanneson	January 19, 2008
/s/ George E. Minnich George E. Minnich	February 22, 2008
/s/ Curtis E. Moll Curtis E. Moll	February 21, 2008
/s/ David E. Momot David E. Momot	January 23, 2008

/s/ Gerald L. Shaheen Gerald L. Shaheen	January 23, 2008
/s/ Hendrikus Visser Hendrikus Visser	January 22, 2008